Exhibit 10.24

AMENDMENT NO. 1 TO THE
CAPMARK FINANCIAL GROUP INC. NON-EMPLOYEE DIRECTORS’

DEFERRED COMPENSATION AND STOCK AWARD PLAN

Pursuant to resolutions duly adopted by the Board of Directors (“Board”) of Capmark Financial Group Inc. (the “Company”) on August 1, 2007, and in accordance with Section 7.1 of the Capmark Financial Group Inc. Non-Employee Directors’ Deferred Compensation and Stock Award Plan (the “Director’s Plan”), the Director’s Plan is amended as follows, effective as of August 1, 2007:

1.             Section 3.2 shall be deleted in its entirety and replaced with the following:

“If a Director has elected to defer all or a portion of his Fees, the Company shall credit, with respect to each fiscal quarter, an account (the “Share Account”) established for each Director with the number of hypothetical Shares equal to (x) the deferred Fees otherwise payable to the Director for such fiscal quarter as to which an election to receive Share-related deferred compensation has been made, divided by (y) the Fair Market Value of the Shares as determined by the Board at the first meeting of the Board occurring after the end of the applicable fiscal quarter (the “First Meeting”).  The Company shall so credit the Director’s Share Account within ten business days following such First Meeting.

In the event that no such Fair Market Value determination is made by the Board at the First Meeting, all Fees otherwise to be deferred into the Director’s Share Account under this Section 3.2 shall instead be credited to a hypothetical cash account maintained for the benefit of the Director (the “Cash Account”), which Cash Account shall be payable in cash at such time(s) as the Director’s Share Account is payable under Article IV of this Plan; provided, however, that in the event that the Board determines the Fair Market Value of the Shares at any meeting subsequent to the First Meeting (the “Subsequent Meeting”), within ten business days following such Subsequent Meeting, the amount of Fees that were credited to the Director’s Cash Account shall be converted into hypothetical Shares to be credited to the Director’s Share Account, with the number of hypothetical Shares to be equal to (x) the amount of Fees that had been deferred into the Cash Account, divided by (y) the Fair Market Value of the Shares determined by the Board at the Subsequent Meeting.”

2.             Section 5.4 shall be deleted in its entirety and replaced with the following:

“If a Director has elected to receive a portion of his Fees currently in Shares, the Company shall issue to the Director or purchase in the open market on behalf of the Director, with respect to each fiscal quarter, Shares equal to (x) the Fees otherwise payable to the Director for such fiscal quarter as to which an election to receive Shares currently has been made, divided by (y) the Fair Market Value of the Shares as determined by the Board at the first meeting of the Board occurring after the end of the applicable fiscal quarter.  The Company shall so issue or purchase such Shares within ten business days following such first meeting.

In the event that no such Fair Market Value determination is made by the Board at such meeting, all Fees otherwise to be paid in the form of Shares under this Section 5.4 shall be paid within ten business days following such first meeting in the form of cash.”

Except as hereby expressly amended and modified, the terms and provisions of the Director’s Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this Amendment No. 1 to be executed by a duly authorized officer of the Company this 1st day of August, 2007.

By:	/s/ Linda Pickles
Name:	Linda Pickles
Title:	EVP and Chief Administrative Officer